Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Fourth Quarter and Full Year Fiscal 2021 Results

Racine, WI – May 26, 2021 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2021.

Fourth Quarter Highlights:

•	Net sales of $514.9 million increased 9 percent from the prior year
•	Impairment charges of $32.4 million related to assets in the Automotive segment resulted in operating loss of $14.3 million and net loss per share of $0.29
•	Adjusted EBITDA of $42.2 million, down $1.9 million from the prior year
•	Adjusted earnings per share of $0.51, up $0.27 from $0.24 in the prior year

Full Year Highlights:

•	Net sales of $1.8 billion decreased 8 percent from the prior year
•	Impairment charges and income tax valuation allowance charges resulted in an operating loss of $97.7 million and net loss per share of $4.11
•	Adjusted EBITDA of $164.8 million, down $9.6 million from the prior year
•	Adjusted earnings per share of $1.14 compared to $1.05 in the prior year
•	Strong cash flow, with $149.8 million of cash flow from operating activities and $117.1 million of free cash flow

“Our fiscal fourth quarter performance was in line with expectations as our markets continue to recover,” said Modine President and Chief Executive Officer, Neil D. Brinker. “The Building HVAC segment delivered another impressive quarter with significant increases in heating and data center sales.  This, along with market-driven improvements in our Heavy Duty Equipment segment, resulted in solid top-line performance. Our disciplined cost controls and working capital management helped to drive strong cash flow this year, which greatly improved our financial flexibility. Overall, we are pleased with our fiscal 2021 results given the impact of the pandemic and the numerous challenges faced this year.  We expect our markets to continue to improve and to carry this positive momentum into fiscal 2022.”

Financial Results

Net sales increased 9 percent in the fourth quarter to $514.9 million, compared with $472.9 million in the prior year. The increase was driven by higher sales volume in the Building HVAC (“BHVAC”) and Heavy Duty Equipment (“HDE”) segments and included approximately $19 million in favorable currency impacts. These favorable drivers were partially offset by lower sales volume in the Commercial and Industrial Solutions (“CIS”) segment.

Gross profit increased 12 percent in the fourth quarter to $83.8 million, and gross margin improved 50 basis points to 16.3 percent, primarily driven by higher sales volume and lower depreciation expense in the Automotive segment, partially offset by higher materials costs.

Selling, general and administrative (“SG&A”) expenses were $59.3 million in the fourth quarter, which was $4.1 million, or 7 percent, higher than the prior year. This increase was primarily driven by higher compensation expense and unfavorable currency impacts compared with the prior year.

The operating loss in the fourth quarter was $14.3 million, compared to $5.6 million of operating income in the prior year. This decline was driven by $32.4 million of impairment charges primarily recorded to write down the long-lived assets in the Automotive segment’s air-cooled automotive business in connection with its pending sale.  In addition, automotive exit strategy, restructuring, and CEO transition charges totaled $9.7 million.  In the prior year, automotive exit strategy, restructuring, impairment, and environmental charges totaled $19.2 million. Excluding these items and depreciation and amortization expense, Adjusted EBITDA of $42.2 million was down 4 percent compared with $44.1 million in the prior year.

GAAP loss per share was $0.29 in the fourth quarter, compared with a loss per share of $0.13 in the prior year, driven primarily by the aforementioned impairment charges.  Adjusted earnings per share was $0.51 in the fourth quarter, compared with adjusted earnings per share of $0.24 in the prior year. The increase was primarily due to lower depreciation expense on the automotive assets held for sale, a higher income tax benefit due to the impact of valuation allowances on certain tax assets, and lower interest expense compared to the prior year.

Fourth Quarter Segment Review

•
BHVAC segment sales were $62.4 million, compared with $51.2 million one year ago, an increase of 22 percent. This increase was driven primarily by higher sales of heating products in North America and data center products in the U.K. The segment reported gross margin of 33.9 percent, which was 60 basis points higher than the prior year, primarily due to higher sales volume. The segment reported operating income of $11.2 million, an increase of 27 percent, primarily due to higher gross profit. Adjusted EBITDA for the BHVAC segment was $11.9 million, an increase of $2.2 million, or 23 percent, from the prior year.

•
CIS segment sales were $146.4 million, compared with $150.9 million one year ago, a decrease of 3 percent.  The decrease was driven by lower data center sales, which were partially offset by higher sales to refrigeration and industrial customers. The segment reported gross margin of 13.0 percent, down 230 basis points compared with the prior year, primarily due to lower sales volume and unfavorable sales mix.  The segment reported operating income of $4.3 million, a $2.8 million decrease from the prior year, primarily due to lower gross profit on lower sales. Adjusted EBITDA for the CIS segment was $11.3 million, a decrease of $3.4 million from the prior year.

•
HDE segment sales were $207.4 million, compared with $177.4 million one year ago, an increase of 17 percent. This increase was primarily driven by higher sales to off-highway and truck customers. The segment reported gross margin of 13.2 percent, 80 basis points lower than the prior year. This decrease was primarily due to the negative impact of higher material costs and tariffs on imported materials. The segment reported operating income of $13.2 million, an increase of $2.6 million, primarily due to higher gross profit on the higher sales volume. Adjusted EBITDA for the HDE segment was $20.8 million, an increase of $2.8 million from the prior year.

•
Automotive segment sales were $112.4 million, compared with $105.1 million one year ago, an increase of 7 percent.  The increase was primarily driven by favorable currency impacts, which totaled approximately $8 million, and higher sales volume in Asia, partially offset by lower sales volume in Europe and North America.  The segment reported gross margin of 14.4 percent, up 420 basis points compared with the prior year, primarily due to lower depreciation expense and improved operating performance.  The Company has ceased depreciation of the long-lived assets within its held for sale businesses.  The segment reported an operating loss of $30.2 million, including $32.4 million of impairment charges related to the assets held for sale.  Adjusted EBITDA for the Automotive segment was $5.9 million, an increase of $0.6 million from the prior year, primarily due to higher gross profit and lower SG&A expenses.

Full-Year Fiscal 2021 Overview

In fiscal 2021, net sales decreased 8 percent to $1,808.4 million. The decrease was primarily driven by COVID -related market declines in the Company’s CIS, HDE and Automotive segments, partially offset by higher sales in the BHVAC segment, which increased 9 percent from the prior year.  Gross margin increased 60 basis points to 16.2 percent, primarily due to cost-saving initiatives taken in response to the COVID-19 pandemic and lower depreciation expense in the Automotive segment, partially offset by higher material costs.

The Company reported a $97.7 million operating loss compared to $37.9 million of operating income in the prior year. During fiscal 2021 and 2020, automotive separation and strategy costs, restructuring expenses, impairment charges and certain other items totaled $193.9 million and $59.4 million, respectively.  Excluding these items and depreciation and amortization expense, adjusted EBITDA was $164.8 million in fiscal 2021 and $174.4 million in fiscal 2020.  The loss per share in fiscal 2021 was $4.11 compared with a loss per share of $0.04 in fiscal 2020, and adjusted earnings per share in fiscal 2021 were $1.14, compared with $1.05 in fiscal 2020.

Balance Sheet & Liquidity

Net cash provided by operating activities for the fiscal year ended March 31, 2021 was $149.8 million, an increase of $91.9 million compared with the prior year.  Free cash flow for fiscal 2021 was $117.1 million, a $130.5 million improvement from the prior year, primarily resulting from improved working capital, lower capital expenditures, and lower cash restructuring and strategy payments. Cash payments for restructuring activities and automotive strategy and separation costs during fiscal 2021 were $22.7 million.

Total debt was $334.5 million as of March 31, 2021. Cash and cash equivalents as of March 31, 2021 were $37.8 million. Net debt was $296.7 million as of March 31, 2021, a decrease of $114.8 million from the end of fiscal 2020.

Outlook

“We anticipate good sales and earnings growth in fiscal 2022 as our markets continue to improve and as we strategically refocus our business,” concluded Brinker.  “We have a number of strategic priorities this year, including capturing more of the school ventilation market, expanding our presence in data center cooling solutions and continuing development with our electric truck and bus customers.  We recently completed the sale of the Austrian automotive business and are continuing to work though the regulatory process for the sale of the liquid-cooled business.”

Based on current exchange rates and market outlook, Modine provides the following guidance ranges for fiscal 2022:

•	Full fiscal year-over-year sales up 12 to 18 percent;
•	Adjusted EBITDA of $170 million to $185 million.

The guidance ranges include the remaining portion of the Automotive segment, including the liquid-cooled business subject to the pending sale transaction.  This business will be included in guidance until the sale has closed.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 27, 2021 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fourth quarter fiscal 2021 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 27th. A call-in replay will be available through midnight on May 31, 2021 at 800-585-8367, (international replay 416-621-4642); Conference ID# 8153935. The Company will post a transcript of the call on its website on or after May 31, 2021.

About Modine

Modine, with fiscal 2021 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: BHVAC, CIS, HDE, and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020, and December 31, 2020. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully complete the pending sale of our liquid-cooled automotive business, including the receipt of governmental and third-party approvals and the risk that the sale will not close because of a failure to satisfy one or more of the closing conditions (including governmental and third-party approvals) on a timely basis or at all, and our ability to successfully exit our other automotive businesses; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  The Company believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and certain other gains or charges.  The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power.  The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and excluding changes in income tax valuation allowances and certain other gains or charges.  Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2022 guidance includes Adjusted EBITDA, as defined above, which is a non-GAAP financial measure.  The full-year fiscal 2022 guidance for Adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $14 to $15 million, a provision for income taxes of approximately $22 to $26 million, and depreciation and amortization expense of approximately $55 to $60 million.  Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for the automotive business, impairment charges and certain other items.  Estimates of these expenses and gains for fiscal 2022 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020
Net sales	$514.9	$472.9	$1,808.4	$1,975.5
Cost of sales	431.1	398.0	1,515.0	1,668.0
Gross profit	83.8	74.9	293.4	307.5
Selling, general & administrative expenses	59.3	55.2	210.9	249.6
Restructuring expenses	6.4	5.5	13.4	12.2
Impairment charges	32.4	8.6	166.8	8.6
Gain on sale of assets	-	-	-	(0.8)
Operating (loss) income	(14.3)	5.6	(97.7)	37.9
Interest expense	(4.2)	(5.4)	(19.4)	(22.7)
Other expense - net	(1.2)	(2.5)	(2.2)	(4.8)
(Loss) earnings before income taxes	(19.7)	(2.3)	(119.3)	10.4
Benefit (provision) for income taxes	5.1	(4.1)	(90.2)	(12.4)
Net loss	(14.6)	(6.4)	(209.5)	(2.0)
Net earnings attributable to noncontrolling interest	(0.4)	(0.3)	(1.2)	(0.2)
Net loss attributable to Modine	$(15.0)	$(6.7)	$(210.7)	$(2.2)

Net loss per share attributable to Modine shareholders - diluted	$(0.29)	$(0.13)	$(4.11)	$(0.04)

Weighted-average shares outstanding - diluted	51.6	50.9	51.3	50.8

Condensed consolidated balance sheets (unaudited)
(In millions)

	March 31, 2021	March 31, 2020
Assets
Cash and cash equivalents	$37.8	$70.9
Trade receivables	267.9	292.5
Inventories	195.6	207.4
Assets held for sale	107.6	-
Other current assets	35.9	62.5
Total current assets	644.8	633.3
Property, plant and equipment - net	269.9	448.0
Intangible assets - net	100.6	106.3
Goodwill	170.7	166.1
Deferred income taxes	24.5	104.8
Other noncurrent assets	66.2	77.6
Total assets	$1,276.7	$1,536.1

Liabilities and shareholders' equity
Debt due within one year	$23.3	$30.4
Accounts payable	233.9	227.4
Liabilities held for sale	103.3	-
Other current liabilities	108.7	114.2
Total current liabilities	469.2	372.0
Long-term debt	311.2	452.0
Other noncurrent liabilities	140.2	218.5
Total liabilities	920.6	1,042.5
Total equity	356.1	493.6
Total liabilities & equity	$1,276.7	$1,536.1

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Twelve months ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(209.5)	$(2.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	68.6	77.1
Impairment charges	166.8	8.6
Gain on sale of assets	-	(0.8)
Stock-based compensation expense	6.3	6.6
Deferred income taxes	67.9	1.0
Other - net	6.3	5.6
Changes in operating assets and liabilities:
Trade accounts receivable	(17.1)	36.6
Inventories	(5.0)	(12.0)
Accounts payable	44.0	(37.7)
Accrued compensation and employee benefits	15.7	(15.2)
Other assets	27.5	14.7
Other liabilities	(21.7)	(24.6)
Net cash provided by operating activities	149.8	57.9

Cash flows from investing activities:
Expenditures for property, plant and equipment	(32.7)	(71.3)
Proceeds from disposition of assets	0.7	6.2
Other - net	0.7	4.6
Net cash used for investing activities	(31.3)	(60.5)

Cash flows from financing activities:
Net (decrease) increase in debt	(147.3)	42.9
Other - net	2.2	(9.6)
Net cash (used for) provided by financing activities	(145.1)	33.3

Effect of exchange rate changes on cash	1.4	(1.6)

Net (decrease) increase in cash, cash equivalents, restricted cash and cash held for sale	(25.2)	29.1

Cash, cash equivalents, restricted cash and cash held for sale - beginning of period	71.3	42.2

Cash, cash equivalents, restricted cash and cash held for sale - end of period	$46.1	$71.3

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020
Net sales:
Building HVAC Systems	$62.4	$51.2	$240.6	$221.1
Commercial and Industrial Solutions	146.4	150.9	532.0	623.9
Heavy Duty Equipment	207.4	177.4	682.1	745.9
Automotive	112.4	105.1	398.3	444.9
Segment total	528.6	484.6	1,853.0	2,035.8
Corporate and eliminations	(13.7)	(11.7)	(44.6)	(60.3)
Net sales	$514.9	$472.9	$1,808.4	$1,975.5

	Three months ended March 31,				Twelve months ended March 31,
	2021		2020		2021		2020
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Building HVAC Systems	$21.1	33.9%	$17.0	33.3%	$83.0	34.5%	$71.5	32.3%
Commercial and Industrial Solutions	19.1	13.0%	23.0	15.3%	66.5	12.5%	92.9	14.9%
Heavy Duty Equipment	27.5	13.2%	24.9	14.0%	88.4	13.0%	96.6	13.0%
Automotive	16.2	14.4%	10.7	10.2%	56.0	14.1%	48.4	10.9%
Segment total	83.9	15.9%	75.6	15.6%	293.9	15.9%	309.4	15.2%
Corporate and eliminations	(0.1)	-	(0.7)	-	(0.5)	-	(1.9)	-
Gross profit	$83.8	16.3%	$74.9	15.8%	$293.4	16.2%	$307.5	15.6%

	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020
Operating income:
Building HVAC Systems	$11.2	$8.8	$47.2	$36.4
Commercial and Industrial Solutions	4.3	7.1	8.2	32.9
Heavy Duty Equipment	13.2	10.6	36.8	37.8
Automotive	(30.2)	(12.0)	(150.9)	(10.0)
Segment total	(1.5)	14.5	(58.7)	97.1
Corporate and eliminations	(12.8)	(8.9)	(39.0)	(59.2)
Operating (loss) income	$(14.3)	$5.6	$(97.7)	$37.9

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020
Net loss	$(14.6)	$(6.4)	$(209.5)	$(2.0)
Interest expense	4.2	5.4	19.4	22.7
(Benefit) provision for income taxes	(5.1)	4.1	90.2	12.4
Depreciation and amortization expense	14.4	19.3	68.6	77.1
Other expense - net	1.2	2.5	2.2	4.8
Restructuring expenses (a)	6.4	5.5	13.4	12.2
Impairment charges (b)	32.4	8.6	166.8	8.6
Gain on sale of assets (c)	-	-	-	(0.8)
Automotive separation and exit strategy costs (d)	2.5	5.0	6.6	39.2
CEO transition costs (e)	0.8	-	6.7	-
Environmental charges (f)	-	0.1	0.4	0.2
Adjusted EBITDA	$42.2	$44.1	$164.8	$174.4

Net loss per share attributable to Modine shareholders - diluted	$(0.29)	$(0.13)	$(4.11)	$(0.04)
Restructuring expenses (a)	0.12	0.08	0.24	0.19
Impairment charges (b)	0.62	0.13	2.51	0.13
Gain on sale of assets (c)	-	-	-	(0.01)
Automotive separation and exit strategy costs (d)	0.05	0.07	0.11	0.58
CEO transition costs (e)	0.01	-	0.11	-
Environmental charges (f)	-	-	0.01	-
Tax valuation allowances (g)	-	0.08	2.27	0.14
Tax from legal entity restructuring (h)	-	0.01	-	0.06
Adjusted earnings per share	$0.51	$0.24	$1.14	$1.05

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities.  The tax benefit related to restructuring expenses during the fourth quarter of fiscal 2021 and fiscal 2020 was $0.4 million and $1.3 million, respectively.  The tax benefit related to these expenses during fiscal 2021 and 2020 was $1.4 million and $2.3 million, respectively.

(b)
In fiscal 2021, the Company signed definitive agreements to sell its liquid-cooled and air-cooled automotive businesses within the Automotive segment to separate buyers.  As a result, the Company recorded non-cash asset impairment charges totaling $165.1 million, primarily related to property, plant and equipment of the businesses being sold.  In addition, the Company recorded a $1.7 million impairment charge related to other equipment within the Automotive segment.  The tax benefit related to these fiscal 2021 impairment charges was $37.7 million.  During fiscal 2020, the Company recorded non-cash asset impairment charges totaling $8.6 million, primarily related to Automotive segment manufacturing facilities in Austria and Germany and a previously-closed CIS segment manufacturing facility in Austria.  The tax benefit related to these fiscal 2020 impairment charges was $1.8 million.

(c)
During fiscal 2020, the Automotive segment sold a previously-closed manufacturing facility in Germany and, as a result, recorded a gain of $0.8 million.  There was no tax impact associated with this transaction.

(d)
Automotive separation and exit strategy costs consist of costs directly associated with the Company's review of strategic alternatives for the liquid-cooled and air-cooled automotive businesses,  including costs to separate and prepare the underlying businesses for potential sale.  With the exception of $0.6 million and $3.1 million of costs in fiscal 2021 and fiscal 2020, respectively, associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses at Corporate and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during the fourth quarter of fiscal 2021 and fiscal 2020 was $0 and $1.3 million,  respectively. The tax benefit related to these costs during fiscal 2021 and 2020 was $0.9 million and $9.6 million, respectively.

(e)
In August 2020, Thomas A. Burke stepped down from his position as President and Chief Executive Officer ("CEO").  The Board of Directors subsequently conducted a search for his successor and, effective December 1, 2020, appointed Neil D. Brinker as President and CEO.  In connection with the CEO transition, the Company recorded costs totaling $0.8 million and $6.7 million during the three and twelve months ended March 31, 2021, respectively.  These costs, which were recorded as SG&A expenses at Corporate, primarily consisted of severance and benefit-related expenses based upon the terms of Mr. Burke's separation agreement and costs directly associated with the CEO search, partially offset by the impact of Mr. Burke's forfeited stock-based compensation awards.  The Company's tax benefit related to these costs was $0 and $0.9 million during the three and twelve months ended March 31, 2021, respectively.

(f)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to a previously-owned U.S. manufacturing facility in the Heavy Duty Equipment segment.

(g)
During fiscal 2021, the Company increased its valuation allowance on deferred tax assets in the U.S. and abroad.  As a result, the Company recorded income tax charges totaling $116.5 million.  During fiscal 2020, the Company adjusted its valuation allowances on deferred tax assets in the U.S and in Brazil.  As a result, the Company recorded net income tax charges totaling $7.1 million.

(h)
During fiscal 2020, the Company recorded a net income tax charge totaling $2.9 million as a result of legal entity restructuring completed in preparation of the potential sale of the liquid-cooled automotive business.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended March 31, 2021				Three months ended March 31, 2020
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive
Operating income (loss)	$11.2	$4.3	$13.2	$(30.2)	$8.8	$7.1	$10.6	$(12.0)
Depreciation and amortization expense	0.7	6.2	6.5	0.5	0.9	6.2	6.2	5.7
Restructuring expenses (a)	-	0.8	1.1	3.2	-	0.8	1.1	3.6
Impairment charges (a)	-	-	-	32.4	-	0.6	-	8.0
Environmental charges (a)	-	-	-	-	-	-	0.1	-
Adjusted EBITDA	$11.9	$11.3	$20.8	$5.9	$9.7	$14.7	$18.0	$5.3

	Twelve months ended March 31, 2021				Twelve months ended March 31, 2020
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive
Operating income (loss)	$47.2	$8.2	$36.8	$(150.9)	$36.4	$32.9	$37.8	$(10.0)
Depreciation and amortization expense	3.1	25.0	25.5	13.2	3.4	24.0	25.4	22.3
Restructuring expenses (a)	-	5.2	3.0	3.8	-	2.1	3.3	6.5
Impairment charge (a)	-	-	-	166.8	-	0.6	-	8.0
Gain on sale of assets (a)	-	-	-	-	-	-	-	(0.8)
Environmental charges (a)	-	-	0.4	-	-	-	0.2	-
Adjusted EBITDA	$50.3	$38.4	$65.7	$32.9	$39.8	$59.6	$66.7	$26.0

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	March 31, 2021	March 31, 2020
Debt due within one year	$23.3	$30.4
Long-term debt	311.2	452.0
Total debt	334.5	482.4

Less: cash and cash equivalents	37.8	70.9
Net debt	$296.7	$411.5

Free cash flow (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$3.3	$12.0	$149.8	$57.9
Expenditures for property, plant and equipment	(9.0)	(13.1)	(32.7)	(71.3)
Free cash flow	$(5.7)	$(1.1)	$117.1	$(13.4)

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com